Exhibit 5.1

Trinity Biotech plc IDA Business Park Bray Co. Wicklow Ireland Private and Confidential

Our Ref	27 December 2024
DJ/TB/LC 4031/2

Dear Trinity Biotech plc

Prospectus Supplement to Registration Statement on Form F-3

We have acted as Irish counsel to Trinity Biotech plc, a public limited company incorporated under the laws of Ireland (company number 183476) (the "Company") in connection with a prospectus supplement filed on 27 December 2024 (the "Prospectus Supplement") which supplements the prospectus included in the Company's registration statement on Form F-3 (File No. 333-280391)(the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the "Securities Act") filed with the U.S. Securities and Exchange Commission (the "Commission"), as supplemented by the prospectus supplement dated 12 July 2024, the prospectus supplement dated 28 August 2024, the  prospectus supplement dated 20 September 2024 and the prospectus supplement dated 17 December 2024 (the “Prospectus”). The Prospectus Supplement relates to the offer and sale from time to time of up to US$2,306,000 in aggregate amount of American Depositary Shares (the "Placement ADSs"), each representing 20 A Ordinary Shares of $0.0109 each in the capital of the Company (the "Ordinary Shares") pursuant to an at the market offering agreement, dated 12 July 2024 (the "ATM Agreement"), by and between the Company and Craig-Hallum Capital Group LLC.

In connection with this Opinion, we have reviewed and relied upon the corporate resolutions, records and other documents and Searches listed in Schedule 1 to this Opinion (the "Documents") and such corporate resolutions, records and other documents as referred to in any of the Documents.

Based on the foregoing, and subject to the assumptions, qualification and limitations set out in Schedule 2, Schedule 3 and elsewhere in this Opinion, we are of the opinion that:

1.	the Company is a public limited company, duly incorporated and validly existing under the laws of Ireland; and

2.
the Ordinary Shares, when issued in accordance with all necessary corporate action of the Company (including a valid resolution of the board of directors of the Company or a duly appointed committee thereof) and the provisions of the Company's constitution, and subject to receipt by the Company of the full consideration payable therefor, will be validly issued, fully-paid and non-assessable ("non-assessable" is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean that the registered holders of shares are not subject to calls for additional payments on such shares).

This Opinion is based upon, and limited to, the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinions as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Prospectus Supplement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We hereby consent to the filing of this Opinion as an exhibit to the Company's report on Form 6-K, dated as of the date hereof and to the reference to Matheson LLP under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson LLP

MATHESON LLP

Schedule 1

Documents

1.	A certificate executed by Mr. John Gillard, the secretary of the Company, dated the same date as this Opinion Letter as to certain matters to be relied on by us (the "Corporate Certificate").

2.	The Registration Statement, as filed with the U.S. Securities and Exchange Commission on 21 June 2024.

3.	The prospectus supplement, as filed with the U.S. Securities and Exchange Commission on 12 July 2023.

4.	The prospectus supplement, as filed with the U.S. Securities and Exchange Commission on 28 August 2023.

5.	The Prospectus Supplement, as filed with the U.S. Securities and Exchange Commission on 20 September 2024.

6.	The Prospectus Supplement, as filed with the U.S. Securities and Exchange Commission on 17 December 2024.

7.
Searches carried out by independent law researchers on our behalf against Trinity Biotech plc on 17 December 2024 in (i) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (ii) the Judgments' Office of the Central Office of the High Court of Ireland and (iii) the Companies Registration Office (the "Searches").

8.	A copy of written resolutions of the board of directors of the Company dated 20 June 2024.

9.	A copy of written resolutions of the board of directors of the Company dated 12 July 2024.

10.	A copy of written resolutions of the board of directors of the Company dated 17 December 2024.

Schedule 2

Assumptions

For the purposes of this Opinion, we have assumed:

1.	The truth and accuracy of the contents of the Documents as to factual matters, but have made no independent investigation regarding such factual matters.

2.	All signatures (including, for the avoidance of doubt, electronic signatures), initials, seals and stamps contained in, or on, the Documents submitted to us are genuine.

3.
Any electronic signature inserted on a Document was inserted by the signatory in question and not by another person and, where attested by a witness, was inserted in the physical presence of the witness, and each other party to any Document which has been executed using an electronic signature has consented to the execution by the Company of that Document by way of electronic signature.

4.
All Documents submitted to us as originals are authentic and complete and all Documents submitted to us as copies (including without limitation any document submitted to us as a .pdf, or any other format, attachment to an email) are complete and conform to the originals of such Documents, and the originals of such Documents are authentic and complete.

5.	Any Document furnished to us in unsigned or unexecuted form will be duly signed or executed (as the case may be) in substantially the same form as that reviewed by us for the purposes of this Opinion.

6.
The copy produced to us of the written resolutions of the board of directors of the Company dated 20 June 2024 and 12 July 2024 are true copies of the written resolutions duly passed and approved, by the directors acting bona fide in the interests of the Company and in accordance with the provisions contained in the Companies Act 2014 (the "Companies Act") and / or the Company's constitution.

7.	The filing of the Prospectus Supplement with the Commission has been authorised by all necessary actions under all applicable laws other than Irish law.

8.	There are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion.

9.
Any power of attorney granted by the Company in respect of the allotment and issue of the Ordinary Shares or the issuance of the Placement ADSs shall have been duly granted, approved and executed in accordance with the Company's constitution, the Companies Act, the Powers of Attorney Act, 1996 and all other applicable laws, rules and regulations.

10.	The Corporate Certificate is accurate in all respects (other than in relation to any matter of Irish law on which we expressly opine).

11.
Each party to the Documents (other than the Company) had (when it entered into), and continues to have, the due and requisite capacity, power and authority to enter into, execute and perform its obligations under the Documents, and the Documents are, and will not become, subject to avoidance by any person under all applicable laws in any applicable jurisdictions (other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland).

12.	All Documents dated on or prior to the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

13.
The resolutions of the board of directors of the Company on which we have placed reliance (including as referred to in the Corporate Certificate) were duly passed at a properly constituted, convened and quorate meeting of the shareholders and the board of directors of the Company respectively, and such resolutions have not been amended or rescinded and are in full force and effect.

14.
When filed with the Commission, the Prospectus Supplement will not differ in any material respect from the drafts that we have examined and that the Prospectus Supplement and amendments to the Prospectus Supplement (including post-effective amendments) will have become effective under the Securities Act.

15.
All securities issued and sold under the Prospectus Supplement will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Prospectus Supplement.

16.
A definitive purchase, underwriting or similar agreement with respect to the Ordinary Shares or Placement ADSs offered will have been duly authorised and validly executed and delivered by the Company and the other parties thereto.

17.
The Company will derive a commercial benefit from entering into any document referred to in, or contemplated by, the Prospectus Supplement in connection with the issue of any Placement ADSs (a "Relevant Document") and will derive a commercial benefit from issuing securities.

18.
In approving the entry into any Relevant Document, the directors of the Company have acted in a manner they consider, in good faith, to be in the interests of the Company for its legitimate business purposes and which would be likely to promote the success of the Company for its members as a whole.

19.
At the time of the allotment of any Ordinary Shares (including upon the grant or issuance of any rights, or securities conferring rights, to be allotted or which are convertible into Ordinary Shares ("Convertible Rights")), the Company will have a sufficient number of authorised but unissued Ordinary Shares in its share capital (being at least equal to the number of Ordinary Shares the subject of the relevant allotment). For the avoidance of doubt, an "allotment" includes an agreement to allot Ordinary Shares.

20.
At the time of the allotment of any Ordinary Shares including upon the grant or issuance of any Convertible Right, to the extent required: (a) the directors of the Company will, in accordance with section 1021 of the Companies Act, have been generally and unconditionally authorised by the shareholders of the Company to allot a sufficient number of "relevant securities" (within the meaning of that section), being at least equal to the number of Ordinary Shares the subject of such allotment (including upon the grant or issuance of a Convertible Right) and (b) the directors of the Company will, in accordance with section 1023 of the Companies Act, have been empowered by the shareholders of the Company to allot such Ordinary Shares or to grant or issue such Convertible Rights as if section 1022(1) of the Companies Act did not apply to such allotment.

21.
Where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of the Company in accordance with the requirements of section 1078 of the Companies Act.

22.
No Ordinary Share will be allotted and issued for less than its nominal value, and no Ordinary Share will be allotted and issued for consideration other than cash save in accordance with the provisions of sections 1027, 1028 and 1029 of the Companies Act.

23.
No Ordinary Share will be allotted and issued: (a) for consideration of an undertaking from any person that he, she or another will do work or perform services for the Company or for any other person, (b) for consideration otherwise than in cash that includes an undertaking which is to be or may be performed more than five years after the date of allotment or (c) for other consideration which, from time to time, is not considered good or adequate consideration.

24.	An Ordinary Share shall be issued by the entry of the name of the registered holder thereof in the register of members of the Company confirming that such Ordinary Share has been issued fully paid-up.

25.
The Company shall not, by virtue of or in connection with any Placement ADSs to be allotted or issued, give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of shares in the capital of the Company or any company which, from time to time, is the holding company of the Company, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

26.	The Companies Act will continue in full force and have effect without amendment, revision, repeal or replacement as and from the date of this Opinion.

27.	From the date of this Opinion, no corporate, shareholder or other action will be taken to amend, alter or repeal the Company's constitution.

28.
From the date of this Opinion, no corporate, shareholder or other action will be taken to redesignate or reclassify the Ordinary Shares or create any other classes of share in the capital of the Company.

29.
The Company will continue to renew its authority to issue the Ordinary Shares in accordance with the terms and conditions set out in the Company's constitution and the Companies Act and that, where such authority has not been renewed, the Company will not issue the Ordinary Shares after such authority has expired.

30.
The issue of the Ordinary Shares upon the conversion, exchange and exercise of any of the Placement ADSs issued under the Prospectus Supplement will be conducted in accordance with the terms and the procedures described in the Company's constitution, the Companies Act and the terms of issue of such securities.

31.
In approving the allotment, issue, and / or sale of any securities, there shall be no intent by the directors and / or any duly authorised officer of the Company acting under delegated authority to give a creditor a preference which could be deemed to be an unfair preference in accordance with section 604 of the Companies Act.

32.
The obligations expressed to be assumed by each party to any Relevant Document are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland and any obligations expressed to be assumed by each party to any Relevant Document(s) will be legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, including the laws of Ireland and the jurisdiction of Ireland.

33.
If any obligation of any of the parties under any Relevant Document or any supplemental Relevant Document(s) is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction and there are no provisions of the laws or public policy of any jurisdiction outside Ireland which would be contravened by the execution or performance of any Relevant Document or any supplemental Relevant Document(s) or which would render their performance ineffective by virtue of the laws of that jurisdiction.

34.
Any Relevant Document(s) and the transactions contemplated thereby and the payments to be made thereunder are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Irish Minister for Finance under the Financial Transfers Act 1992 of Ireland and / or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing)(Amendment) Act 2021 of Ireland.

35.
All authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Prospectus Supplement or with respect to the issue, offer or sale of any Placement ADSs (other than, in the case of the Company, the governmental or regulatory authorities of Ireland) have been, or will be, obtained and are, or will be, in full force and effect, all Placement ADSs will conform with the descriptions contained in the Prospectus Supplement and, subject to such changes as may be required in order to comply with any requirement of Irish law, the selling restrictions contained in the Prospectus Supplement have been and will, at all times, be observed and the Company will otherwise comply with the terms of any other lawful agreements relating to the issue, sale and / or offer of any Placement ADSs.

36.
The creation, issuance, offer or sale, including the marketing, of any Placement ADSs will be made, effected and conducted in accordance with and will not otherwise violate any applicable laws and regulations of any jurisdiction, including Ireland, or supra-national authority, including, without limitation: (a) the securities laws and regulations of any jurisdiction or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of the Placement ADSs to the public in any jurisdiction, including the obligation to prepare a prospectus or registration document relating to any Placement ADSs and (b) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group.

37.
That: (a) the Company will be fully solvent at the time of and immediately following the issue of any Placement ADSs, (b) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Placement ADSs, (c) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Placement ADSs and (d) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of any Placement ADSs.

38.
The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered, and the Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered. No additional matters would have been disclosed by Searches being carried out since that time.

39.
No proceedings have been or will be instituted or injunction granted against the Company to restrain it from issuing any Placement ADSs and the issue or giving of same would not be contrary to any state, government, court, state or quasi-governmental agency, licencing authority, local or municipal government body or regulatory authority's order, direction, guideline, recommendation, decision, licence or requirement.

40.	The absence of fraud and the presence of good faith on the part of all parties to the Documents and any other relevant documents and their respective officers, employees, agents and advisors.

41.	No Placement ADSs will be listed or traded on a stock exchange or other market in the European Economic Area.

42.
Any issue of the Ordinary Shares will be in compliance with the Companies Act, the Takeover Panel Act, 1997, Takeover Rules, 2022, and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations.

43.
The Registration Statement does not constitute (and is not intended / required to constitute) a prospectus within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council (the "EU Prospectus Regulation"), that no offer of Ordinary Shares or Placement ADSs to the public was or is made, or will be made, that required or requires the publication of a prospectus pursuant to European or Irish prospectus law in general, or, in particular, pursuant to the EU Prospectus Regulation and that the Ordinary Shares and Securities are not and will not be admitted to trading on a regulated market as such term is defined in Article 4(1) of Directive 2014/65/EU of the European Parliament and of the Council.

Schedule 3

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.
A search at the Companies Registration Office is not conclusively capable of revealing whether or not a winding-up petition or a petition for the appointment of an examiner, receiver or liquidator has been presented or a resolution passed for the winding-up of the Company. A search on the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether or not a receiver has been appointed in respect of the Company.

2.
Whilst each of the making of a winding-up order, the making of an order for the appointment of an examiner or the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our Searches at the Companies Registration Office may not have revealed such matters. Similarly whilst a petition to wind-up the Company may be revealed by a search on Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, the making of a winding-up order may not be filed on the Index immediately and therefore our Searches may not have revealed such matters.

3.	The position reflected in the Searches may not be fully up to date.

4.
The expressions "validly" and "valid and binding" when used in this Opinion mean that the obligations expressed to be assumed are of a type which the courts of Ireland will treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, enforcement of obligations may be:

(a)
limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)
subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)	limited by the provisions of the laws of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)
invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the laws of such jurisdiction;

(e)	invalidated by reason of fraud; and

(f)	barred under the Statutes of Limitations of 1957 of Ireland (as amended).

5.
The Companies Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the court in question may determine). Prohibited steps include steps taken to enforce any security over the company's property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

6.
Under the provisions of the Companies Act, an examiner can be appointed on a petition to the Circuit Court, if certain criteria are met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of the Company.

7.
A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

8.
An Irish court may not give effect to an indemnity given by any party to the extent it is in respect of legal costs incurred by an unsuccessful litigator or to the extent that it is in respect of litigation costs which are not awarded by the court.

9.
In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have the power to give a judgment to pay a currency other than euro but may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the laws of Ireland may require that all claims or debts be converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding-up.

10.
This Opinion does not deal with the tax (including stamp duty) treatment of the issuance, transfer and/or assignment of any Placement ADSs or any payments in respect of any Placement ADSs or any other tax matter.

11.
Where a party is vested with a discretion or may determine a matter in his or its opinion, the laws of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

12.
An Irish court may not give effect to any provision of a contract which (a) provides for a matter to be determined by future agreement or negotiation or (b) it considers to be devoid of any meaning, vague or uncertain.

13.	A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.